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Exhibit 10.16

ENTEX Senior Vice President
Management Compensation Plan
Effective July 1999

I.       EFFECTIVE DATE

This ENTEX Senior Vice President Management Bonus Plan (the "Plan") is effective as of the first day of the Company's fiscal month of July 1999, for the period of 1st half, fiscal '2000. It supersedes all previous bonus plans and letters on this subject and governs all Plan payments to eligible participants that are made pursuant to this Plan.

II.      ELIGIBILITY

Participants of the Plan will be limited to ENTEX employees who are approved for participation in this Plan as defined within the Company's Human Resource Policies. Participants will be notified of their participation in this Plan. ENTEX personnel who are assigned to one of the following positions are eligible to participate in this Plan. The Senior Vice President, Human Resources and the Chief Executive Officer must approve any exceptions in writing.

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                           ELIGIBLE POSITION
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                         Senior Vice President
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All designated employees will qualify as potential candidates for an award according to the following criteria.

A. Employees must be employed by ENTEX in a covered position for at least one full month during the measurement period. New employees will receive prorated awards for full months of service during their first measurement period.

B. Employees must be regular employees normally scheduled to work at least 30 hours per week.

C.   Employees must be performing at a ME (meets expectations level) or higher.

D.   Employees must be employed by ENTEX at the end of the measurement period.

E. Employees who transfer to a position that is ineligible for participation in this Plan, or go on an authorized leave of absence, may earn performance credit on a prorated basis in whole month increments, with no rounding for a partial month's participation.





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III.  AWARDS GUIDELINE

A.   The annual target bonus is 50%.

B. Measurement periods will be the September and December quarter for fiscal '2000.

C. Base salary is defined as the annual salary that is in effect on the last day of the measurement period.

D. The target bonus will be based on earnings before interest, taxes, depreciation, and amortization. (EBITDA).

IV.      AWARD CALCULATION

A. The company achieves $8.0M EBITDA for the September quarter; participants will be paid 12.5% of their base compensation. EBITDA achieved in the quarter in excess of $8.0 million plus Senior Vice President 12.5 base bonus will be split 90% to the company and 10% to the participants, with the 10% pool paid to the participants on a pro rata basis, determined by base compensation.

B. December quarter will be paid the same as the September quarter, except the threshold EBITDA is $10.0 million, and the pool will be created after achievement of $10.0 million EBITDA plus Senior Vice President 12.5 base bonus.


C. If the company achieves both the $8.0 million and $10.0 million EBITDA thresholds, the pool will increase to 20% for the December quarter. If the $8.0 million threshold for September quarter is not achieved, the 10% pool will apply for achievement in the December quarter.


V.       EXTRAORDINARY OCCURRENCES

Awards may be adjusted or goals and/or results may be modified to reflect positive or negative events. This may involve documented adjustments for certain unusual business transactions, changes in the business climate, etc., that are not directly attributable to the efforts of the participant and inappropriately penalize or reward the participant in the award calculation. Modifications or adjustments can be made only with the approval of the President, Service Division.

VI.      PAYMENT OF AWARDS

Awards will be determined as soon as possible following the close of the measurement period.



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VII.     METHOD OF PAYMENT

The participant's normal base salary payment method will be used; i.e., check or direct deposit.

VIII.    RIGHT TO MODIFY OR CANCEL

This Plan may be modified or discontinued at any time with the approval of the Senior Vice President, Human Resources in conjunction with the President, Services Division. These same individuals will make final decision on any questions not clearly covered by the Plan, and in their sole discretion will resolve any matter of dispute relating to the Plan. ENTEX personnel other than these individuals do not have authority to modify this Plan and any attempt to do so will not be valid.

IX.      EMPLOYMENT AT WILL

The employment of all Plan participants is for an indefinite period and is terminable at any time, for any reason, by either the Plan participant or ENTEX. This Plan shall not be construed to create a contract of employment for a specified period of time between ENTEX and any Plan participant.






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